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                            ASSET PURCHASE AGREEMENT

         ASSET PURCHASE AGREEMENT effective as of the close of business on the 29th day of September, 2000 (the "Agreement") by and between CREATIVE MARKETING STRATEGIES, INC., a New Jersey corporation, with an address at 15 E. Centre Street Woodbury, New Jersey 08096 ("Buyer"), and NCO TELESERVICES, INC., a Pennsylvania corporation, with an address at 515 Pennsylvania Avenue, Fort Washington, Pennsylvania, 19034 ("Seller"). For purposes of this Agreement, the term "Effective Date" shall mean September 29, 2000.

                                   WITNESSETH:

         WHEREAS, Seller is a company located in Fort Washington, Pennsylvania which, among other things, is engaged in the telemarketing business; and

         WHEREAS, Buyer has agreed to purchase, and Seller is willing to sell, substantially all of the assets, properties and undertakings of the Telemarketing Division ("TM") of Seller or which are used in or relate to Seller's operation of its TM telemarketing business (the "Business"), on the terms and conditions set forth herein.

         NOW, THEREFORE, in consideration of the respective representations, warranties and agreements hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer and Seller, each intending to be legally bound hereby, agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

         Section 1.1 Definitions. As used in this Agreement and unless otherwise expressly indicated, the following terms shall have the indicated meanings:

                  "Acquired Assets" - as defined in Section 2.1 hereof.

                  "Action" - any claim, action, suit arbitration, inquiry, proceeding or investigation by or before any Governmental Authority.

                  "Active Employees" - as defined in Section 7. 1.

                  "Affiliate" - with respect to any Person, means any person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person (including without limitation its respective officers, directors and employees); provided that in no event shall Buyer or the Business be treated as an Affiliate of Seller, nor shall any person directly or indirectly controlled by Buyer or the Business (including, without limitation, its officers, directors and employees) as a result of such person's relationship with Buyer or the Business be treated as an Affiliate of Seller. For this purpose, "control" means the power to direct the management and policies of a person through the ownership of securities, by contract or otherwise and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

                  "Assigned Contracts" - as defined in Section 2.1 hereof.

                  "Buyer Transaction Documents" - as defined in Section 6.2 hereof.

                  "Closing" - as defined in Section 5.1 hereof.

                  "Closing Balance Sheet" - as defined in Section 3.1 hereof.

                  "Closing Date" - the date on which the Closing is completed.


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                  "Copyrights" - copyrights and works of authorship in any
media, including Software and related items, Internet site content, catalogs, charts, diagrams, descriptive texts, advertising and promotional materials and literature, manuals and reports and other related documentation, drawings and models, and the materials or media embodying the foregoing.

                  "Code" - the Internal Revenue Code of 1986, as amended.

                  "Earnout" - as defined in Section 4.3 hereof.

                  "Encumbrance" - any security interest, pledge, mortgage, lien (including, without limitation, environmental and tax liens), charge, encumbrance, adverse claim, or restriction of any kind including, without limitation, any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

                  "ERIS" - the Employee Retirement Income Security Act of 1974, as amended.

                  "ERISA Plan" - an employee benefit plan (other than a Multi-Employer Plan as defined in 4001(a)(3) of ERISA) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code or Section 302 of ERISA and is maintained or contributed to by Seller or any corporation or trade or business that is a member of any group of organizations described in Section 414(b), (c), (m) or (o) of the Code of which Seller is a member, or with respect to which Seller could incur liability.

                  "GAAP" - United States generally accepted accounting principles and practices as in effect from time to time and applied consistently throughout the periods involved.

                   "Governmental Authority" - any United States federal, state or local or any foreign government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, judicial or arbitral body.

                  "Governmental Order" - any order, rules, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

                  "Income Statements" - as defined in Section 6.1 hereof.

                  "Intellectual Property" - all Patents, Trademarks, service marks, trade names, mask works, Copyrights, trade secrets, know-how, technology and other intellectual property and proprietary rights necessary for the conduct of the Business.

                  "IP License" - as defined in Section 6.1 hereof.

                  "ISRA" - as defined in Section 11.1 hereof.

                  "Law" - any federal, state, local or foreign statute, law, ordinance, regulation, rule, code, order or other requirement or rule of law.

                  "Liabilities" - any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including, without limitation, those arising under any Law, Action or Governmental Order and those arising under any contract, agreement, arrangement, commitment or undertaking.

                  "Material Adverse Change" - any change in, or effect on, the Business that, individually or in the aggregate is, or could reasonably be expected to be, materially adverse to the business, assets, liabilities, prospects, properties, employee relations, management, customer relations, operations, or financial condition of the Business.

                  "Most Recent Balance Sheet" - as defined in Section 6. 1.


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                  "Note" - as defined in Section 4.1 hereof.

                  "Patents" - inventions, discoveries, processes, designs, industrial designs, techniques, processes, specifications, drawings, sketches, tools, tooling devices, prototypes, molds, fixtures, developments, technology, and related improvements and know-how, whether or not patented or patentable.

                  "Permits" - as defined in Section 6.1 hereof.

                  "Person" - any individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

                  "Purchase Price" - as defined in Section 4.1 hereof.

                  "Receivables" - any and all accounts receivable, notes and other amounts receivable by the Business from third parties, including, without limitation, customers, arising from the conduct of the Business or otherwise before the Closing Date, whether or not in the ordinary course, together with all unpaid financing charges accrued thereon.

                  "Seller Transactions Documents" - as defined in Section 6.1 hereof.

                  "Software" - all computer software, databases, systems and other computer programs owned by, held by, and/or used in the conduct of, the Business.

                  "Tangible Net Worth" - as to the Business, at a particular date, means the sum of all amounts which would, in conformity with GAAP, consistently applied, be included under shareholders' equity on a combined balance sheet of the Business at such date; provided, however, such amounts are to be net of amounts carried on the books of the Business for any of the following: (a) any write-up in the book value of any assets of the Business resulting from a revaluation thereof subsequent to the date of their acquisition, (b) treasury stock, (c) prepaid expenses, (d) unamortized debt discount and expense, and (e) patents, patent applications, copyrights, trademarks, trade names, goodwill (including any excess of cost over net assets of businesses acquired), customer lists, experimental or organization expenses, unamortized software costs and other like intangibles, and any other item which should be treated as an intangible in accordance with GAAP consistently applied.

                  "Trademarks" - all trademarks, service marks, trade names, brand names, corporate names, logos and trade dress and all elements thereof, the goodwill of any business symbolized thereby, and all common-law rights relating thereto.

                                   ARTICLE II

                           PURCHASE AND SALE OF ASSETS

         Section 2.1 Purchase and Sale of Assets. In reliance on the representations, warranties and covenants contained herein and subject to the terms and conditions hereof, at the Closing, Seller shall sell, convey and transfer to Buyer, and Buyer shall purchase, substantially all of the assets and properties of the Business or which are used in or relate to Seller's operation of the Business (collectively, the "Acquired Assets"). The Acquired Assets shall include, without limitation, the following:

                  (a) All of the client lists, client files, equipment listed on
Schedule 2.1(a) attached hereto or located at the premises listed on Schedule 2.1(a) attached hereto, accounts receivable, and written or unwritten processes and procedures used by Seller in, or developed by Seller for, the operation of the Business;

                  (b) All of the intangible assets used in connection with the operation of the Business, including without limitation all goodwill and Intellectual Property;

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                  (c) All licenses, certifications and other accreditations held by the Seller that are relevant to, or necessary for, the conduct of any portion of the Business;

                  (d) All purchase orders, customer agreements and customer contracts, including without limitation those contracts and purchase orders listed on Schedule 2.1(d) attached hereto (the "Assigned Contracts");

                  (e) All Software and all licenses pertaining to such Software; and

                  (f) All fixed assets, furniture, fixtures, inventory, supplies, books and records used in or related to the operation of the Business.

                                   ARTICLE III

                            ASSUMPTION OF LIABILITIES

         Section 3.1 Assumption of Liabilities. Other than (a) post-Closing obligations arising under those real estate leases listed on Schedule 3.1(a) attached hereto, and (b) those liabilities shown on the balance sheet of the Business dated as of the close of business on the Effective Date delivered to Buyer by Seller at the Closing (the "Closing Balance Sheet"), Buyer shall not and does not agree to assume or otherwise be responsible for any liabilities, debts or other obligations of Seller, or its subsidiaries or related entities, or the Business. All obligations assumed by Buyer pursuant to this Section 3.1, if any, shall be freely assignable or, if otherwise required, all third party consents to such assignment shall be delivered to Buyer by Seller at Closing. Seller shall pay all expenses of the Business incurred in the ordinary course through the Closing Date.

                                   ARTICLE IV

                                 PURCHASE PRICE

         Section 4.1 Purchase Price. The purchase price for the Assets (the "Purchase Price") shall be Six Million Dollars ($6,000,000), payable pursuant to a non-negotiable, unsecured, subordinated promissory note substantially in the form of Exhibit A attached hereto (the "Note") bearing interest at the rate of nine percent (9%) per annum delivered by Buyer to Seller at the Closing.

         Section 4.2 Allocation of Purchase Price.

                  (a) The Purchase Price shall be allocated as follows:

                      Accounts Receivable                 $2,750,000.00
                      Equipment                           $1,500,000.00
                      Goodwill and Covenant
                      Not to Compete                      $1,750,000.00

Any amounts paid by Buyer to Seller pursuant to Section 4.3 hereof shall increase, on a dollar-for-dollar basis, the amount of the Purchase Price allocated to "Goodwill and Covenant Not to Compete" as set forth above. If an adjustment to the Purchase Price is required to be made pursuant to Section 4.4 hereof, or any liabilities are assumed by Buyer pursuant to Section 3.1 hereof, the parties shall mutually agree upon the corresponding adjustment(s) required to be made to the allocation of the Purchase Price set forth in this Section 4.2(a), and, if the parties cannot so agree within 60 days of the date of the adjustment to the Purchase Price or the Closing, as applicable, the parties agree to submit the dispute to a nationally recognized accounting firm agreed upon by the parties, whose determination of the adjustment(s) required to be made to the allocation of the Purchase Price shall be conclusive and binding upon the parties.

                  (b) Seller and Buyer agree that each will report the federal, state and local income tax consequences of the sale contemplated hereunder in a manner consistent with such allocation and will reflect such allocation on IRS Form 8594.

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
         Section 4.3 Earnout. Buyer will pay to Seller, for each of calendar years 2000, 2001, 2002, 2003 and 2004, an amount (the "Earnout") equal to two percent (2%) of Buyer's calendar year aggregate gross sales in excess of Twenty-three Million Dollars ($23,000,000) for each such year. The maximum aggregate Earnout payments required to be made by Buyer to Seller for such five
(5) calendar years shall not exceed Two Million Dollars ($2,000,000). The Earnout owed by Buyer to Seller for any calendar year will be paid in cash by Buyer to Seller within one hundred twenty (120) days of the close of such calendar year.

         Section 4.4 Adjustment to Purchase Price. (a) The amount of the Purchase Price to be paid by Buyer is subject to adjustment if the Tangible Net Worth of the Business as of the Closing Date, as determined by Buyer in accordance with GAAP, is less than Two Million Dollars ($2,000,000).

                  (b) Within ninety (90) days after the Closing, Buyer will determine the Tangible Net Worth of the Business as of the Closing Date, in a manner consistent with the past practices used by the Business, and provide Seller with a written copy of its determination. Seller will have 60 days from the date of delivery of the Tangible Net Worth determination by Buyer to review the determination and provide Buyer with written notice of any objection Seller has to the Tangible Net Worth calculation performed by Buyer. If Seller does not provide Buyer with a written notice of objection within said 60 day period, Seller shall be deemed to have accepted the Tangible Net Worth calculation made by Buyer and shall be bound thereby for purposes of this Agreement.

                  (c) If Seller objects to the Tangible Net Worth calculation performed by Buyer, Seller and Buyer shall work in good faith with one another to resolve the dispute. If the dispute cannot be resolved by the parties with 60 days from the date of delivery by Seller of a written notice of objection hereunder, the parties agree to submit the dispute to a nationally recognized accounting firm agreed upon by the parties, whose determination of the Tangible Net Worth of the Business as of the Closing Date shall be conclusive and binding upon the parties.

                  (d) The amount, if any, by which the Tangible Net Worth of the Business on the Closing Date is less than $2,000,000, as calculated herein, is hereinafter referred to as the "Tangible Net Worth Deficiency." The Purchase Price shall be decreased, on a dollar-for-dollar basis, by the amount of the Tangible Net Worth Deficiency, if any. The outstanding principal balance of the Note shall be reduced by the amount of the Tangible Net Worth Deficiency, if any.

                                    ARTICLE V

                                   THE CLOSING

         Section 5.1 Closing. Closing for the sale and transfer of the Acquired Assets (the "Closing") shall take place by facsimile transmission on October 26, 2000 (the "Closing Date"). The delivery of all the documents and the performance of all the acts at the Closing shall be deemed to have occurred or to have been taken simultaneously.

                                   ARTICLE VI

                         REPRESENTATIONS AND WARRANTIES

         Section 6.1 Representations and Warranties of Seller. The Seller represents and warrants to Buyer as of the date hereof and the time of the Closing as follows:

                  (a) Organization and Standing. Seller is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania and has the corporate power to own the Acquired Assets and carry on its business. Seller is qualified to do business and in good standing under the laws of all states in which it is required to be so qualified, and has full power and authority to own and operate the Acquired Assets and carry on the Business.

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                  (b) Corporate Authority. Seller has full power, authority and legal right to enter into this Agreement and each other document to be executed and delivered by Seller pursuant hereto (collectively with this Agreement, the "Seller Transaction Documents") and to perform all of its respective obligations pursuant to the Seller Transaction Documents. The execution, delivery and performance of the Seller Transaction Documents by Seller are within Seller's corporate powers and have been duly authorized by all necessary corporate action on the part of Seller. This Agreement has been duly executed and delivered by Seller and constitutes (and, when executed and delivered, each other Seller Transaction Document will constitute) a legally valid and binding obligation of Seller, enforceable against Seller in accordance with its terms.

                  (c) Consents and Approvals; No Violations. Neither the execution, delivery or performance of the Seller Transaction Documents by Seller, nor compliance by Seller with any of the provisions thereof will (i) conflict with or result in any breach of any provision of the Articles of Incorporation or By-laws of Seller, (ii) require any filing with, or permit, authorization, consent or approval of, any Governmental Authority or third party (other than Mellon Bank and those banks in the Mellon Bank lending group), (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Seller is a party or by which it or any of its properties or assets may be bound, or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Seller or any of its respective properties or assets.

                  (d) Financial Statements. A copy of the unaudited, management prepared balance sheet of the Business as of June 30, 2000, together with all related notes thereto (the "Most Recent Balance Sheet") and statement of income for the period ending on June 30, 2000 (the "Income Statement") are attached hereto as Schedule 6.1(d). The Most Recent Balance Sheet and the Income Statements are true and correct and have been prepared by management in conformity with GAAP consistently applied and present fairly the financial position and results of operations and cash flow of the Business for the periods covered thereby.

                  (e) Absence of Undisclosed Liabilities. Except as and to the extent reflected or reserved against in the financial statements referred to in
Section 6.1(d) hereof, there are no Liabilities of any nature related to the business, properties or assets of the Business, whether known, accrued, absolute, contingent or otherwise.

                  (f) No Adverse Change. Since the date of the Most Recent Balance Sheet, there has been no material adverse change in the liabilities or financial condition of the Business, nor has there been any conducting of the Business other than in the ordinary course.

                  (g) Litigation. There are no Actions pending or, to the best of Seller's knowledge, threatened by or against the Business or affecting any of the Acquired Assets. Neither the Business nor any of the Acquired Assets is subject to any Governmental Order (nor, to the best of Seller's knowledge, are there any such Governmental Orders threatened to be imposed by any Governmental Authority). To the best of Seller's knowledge there are no existing violations of federal, state or local laws or regulations which might individually or in the aggregate adversely affect the Acquired Assets or operation of the Business being transferred to Buyer hereunder after the Closing Date.

                  (h) Title, Encumbrances, Condition of the Acquired Assets. Seller has, and will convey to Buyer at the Closing, good and marketable title to all of the Acquired Assets, free and clear of all claims, Encumbrances and restrictions of any nature whatsoever. Seller has in full force and effect adequate insurance (of the character usually maintained by corporations engaged in the same or similar businesses) to provide for the reasonable protection of the Acquired Assets and the Business, all of which insurances will be available with respect to pre-Closing occurrences.

                  (i) [INTENTIONALLY OMITTED]

                  (j) Assigned Contracts. To the best of Seller's knowledge, no consent or other action is necessary in order to assign to Buyer any of the Assigned Contracts. To the best of Seller's knowledge, there is no right of set-off under any Assigned Contract, each is in full force and effect and there is no default or event which

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with notice or lapse of time or both would constitute a default under any
Assigned Contract.

                  (k) Permits, Licenses, Certifications and Authorizations. The licenses, permits, certifications and authorizations listed on Schedule 6.1(k) attached hereto constitute all of the permits, licenses, certifications and other authorizations required for the present use of the Acquired Assets or the operation of the Business being transferred to Buyer hereunder (collectively, the "Permits"). Such licenses, permits, certifications, or authorizations have been obtained by Seller and are in full force and effect.

                  (l) Pension Plans. Seller is not a party to any multi-employer retirement plan (other than Seller's 40l(k) plan). Any pension, retirement or other employee benefit plans maintained by Seller have been maintained in compliance with the ERISA, and the Code, and the rules and regulations thereunder, and there are no claims or lawsuits which have been or may be asserted, instituted or threatened against the Acquired Assets of the Business by the trustees under such plans.

                  (m) Taxes. Except as set forth in Schedule 6.1(m) attached hereto, (i) all federal, state, local and foreign tax information and tax returns pertaining to the Business or the Acquired Assets required to be filed before the date hereof have been duly filed, (ii) all taxes, interest, penalties, assessments and other amounts asserted to be due or payable by any taxing authority (whether or not shown to be due in such returns) have been paid in full, (iii) no deficiencies for any taxes with respect to taxes attributable to the Business or the Acquired Assets have been asserted, (iv) no waivers of statutes of limitation have been given or requested regarding any taxes attributable to the Business or the Acquired Assets, (v) the liabilities and/or prepaid assets for taxes reflected in the Most Recent Balance Sheet are accurate and the amounts reflected for taxes therein are sufficient for the payment of all accrued, unpaid or deferred taxes of the Business for all periods ended on or prior to the Closing Date whether or not disputed, (vi) there are no liens for taxes on the Acquired Assets, except for taxes not yet due and payable,
(vii) none of the Acquired Assets is tax-exempt-use property within the meaning of Section 168(h) of the Code, and (viii) none of the Acquired Assets is property that is or will be treated as being owned by another person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and immediately in effect prior to the enactment of the Tax Return Act of 1986. Except as set forth in Schedule 6.1(m) attached hereto, no unresolved issue relating to the Business or the Acquired Assets has been raised in writing by any Governmental Authority in the course of any audit with respect to taxes for which Seller would be held liable on behalf of the Business. Except as set forth in Schedule 6.1(m) attached hereto, the Business is not a party to, the subject of, or bound by any tax sharing or similar contract.

                  (n) [INTENTIONALLY OM1TTED.]

                  (o) Other Agreements. Seller is not a party to or otherwise bound by any written or oral contract or instrument or other restriction which individually or in the aggregate could adversely affect the consummation of the transactions contemplated by this Agreement, the Acquired Assets or the Business being transferred to Buyer hereunder.

                  (p) [INTENTIONALLY OM1TTED.]

                  (q) Intellectual Property.

                           (i) Schedule 6.1(q) attached hereto sets forth, with
respect to all Intellectual Property, (A) all registrations and applications related thereto that have been submitted to any Governmental Authority, (B) all material unregistered Intellectual Property, and (C) each and every license, sublicense, consent-to-use agreement and other agreement concerning the Intellectual Property to which Seller and/or an Affiliate is a party (collectively, the "IP Licenses").

                           (ii) Except as disclosed on Schedule 6.l(q) attached
hereto: (A) Seller owns or has the right to use all the Intellectual Property;
(B) all of the Intellectual Property is valid, enforceable and unexpired, is free of Encumbrances, has not been abandoned, does not infringe or otherwise impair the rights of any third party and is not being infringed or impaired by any third party; (C) no Governmental Order has been rendered or, to the best knowledge of Seller, is threatened by any Governmental Authority which would limit, cancel or question the validity of (or Seller's, or any Affiliate's, right to own or use) any of the Intellectual Property; (D) no Action is

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pending or, to the best knowledge of Seller, threatened that seeks to limit, cancel or question the validity of (or Seller's, or any Affiliate's, right to own or use) any of the Intellectual Property; (E) Seller has taken all reasonable steps to protect, maintain and safeguard the Intellectual Property, and has made all filings and executed all agreements necessary or desirable in connection therewith; (F) no party to an IP License is, or is alleged to be, in breach or default thereunder; and (G) with regard to any IP License, the transactions contemplated by this Agreement do not require the consent of any third party, and will not cause any payments to be due, thereunder.

                  (r) Compliance with Laws. Seller, its operation of the Business being transferred to Buyer hereunder, and Seller's use of the Acquired Assets have complied, and are presently in compliance, with all applicable statutes, regulations, permits, certifications, licenses and ordinances of all Governmental Authorities. Seller has not received notice of a violation of any law, order, regulation, permit, certification, license or ordinance, corrected or not, relating to Seller's operation of the Business or its use of the Acquired Assets.

                  (s) Names. Seller has not utilized any name other than its proper corporate name in providing a security interest in any of its assets, both tangible and intangible, including without limitation the Acquired Assets.

                  (t) Burdensome Agreements. To the best knowledge of Seller, the Business is not a party to any agreement the performance of which by the Business in accordance with its terms, could reasonably be expected to cause a Material Adverse Change.

                  (u) Disclosure. To the best of Seller's knowledge, all information which has been provided or which will be provided to Buyer in connection with this transaction is and will be true and correct as of the Closing Date in all material respects. No representation or warranty made in this Agreement or as provided herein contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein not misleading.

         Section 6.2 Representations and Warranties of Buyer. The Buyer hereby represents and warrants to Seller as follows:

                  (a) Organization and Standing. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey.

                  (b) Corporate Authority. Buyer has fall power, authority and legal right to enter into this Agreement and each other document to be executed and delivered by Buyer pursuant hereto (collectively with this Agreement, the "Buyer Transaction Documents") and to perform all of its respective obligations pursuant to the Buyer Transaction Documents. The execution, delivery and performance of the Buyer Transaction Documents by Buyer are within Buyer's corporate powers and have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer and constitutes (and, when executed and delivered, each other Buyer Transaction Document will constitute) a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms.

                  (c) Consents and Approvals; No Violations. Neither the execution, delivery or performance of this Agreement by Buyer nor compliance by Buyer with any of the provisions hereof, will (i) conflict with or result in any breach of any provision of the Certificate of Incorporation or By-laws of the Buyer, (ii) require any filing with, or permit, authorization, consent or approval of, any Governmental Authority, (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Buyer is a party or by which it or any of its properties or assets may be bound, or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Buyer or any of its respective properties or assets.

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                                   ARTICLE VII
                               COVENANTS OF SELLER

          Section 7.1 Pre-Closing Activities. From and after the date of this Agreement until the Closing, Seller agrees to do and refrain from doing the following:

                   (a) Seller shall not take any action that would prohibit or materially impair its ability to consummate the transactions contemplated by this Agreement.

                   (b) Seller shall operate the Business in the ordinary course of business and consistent with past practice with no material change in business operations, staffing (regarding key personnel), or acquisition of disposition of assets outside of the ordinary course of business other than with the prior consent of Buyer, which consent shall not be unreasonably withheld.

                   (c) Seller shall not lease, license or otherwise dispose of, or mortgage, encumber or pledge any Acquired Asset.

                   (d) Seller will not interfere with Buyer's efforts to, and shall provide reasonable assistance to Buyer in connection with Buyer's efforts to, preserve the Business intact and to keep available to Buyer the opportunity to retain the services of those employees of Seller that are involved in any manner with the operation of the Business (the "Active Employees") (provided, however, Seller shall not be required to increase the compensation of any Active Employee outside of the ordinary course of business). Similarly, Seller will not interfere with Buyer's efforts to, and shall provide reasonable assistance to Buyer in connection with Buyer's efforts to, preserve the goodwill of the customers of the Business and others having business relations with the Business.

                   (e) Except as reasonably required, based upon the written advice of such parties' legal counsel, to fulfill their fiduciary duties, Seller and its employees, officers, directors, representatives and agents will not, either directly or indirectly, solicit or engage in discussions or negotiations with, or provide any non-public information to, or otherwise cooperate with, any person or entity which seeks to acquire or expresses an interest in acquiring all or any substantial part of the Acquired Assets or the Business, or for the purpose of otherwise effecting a transaction inconsistent with the transactions contemplated by this Agreement.

                   (f) Seller will maintain all of the Acquired Assets in good repair, order and condition, consistent with past practice, and maintain insurance thereon with respect to the conduct of the Business in amounts and kinds comparable to that in effect on the date hereof.

                   (g) Seller shall not enter into any collective bargaining agreement covering any Active Employee, through negotiations or otherwise, or make any commitment or incur any liability to any labor organization with respect to any Active Employee.

                   (h) Seller shall keep and maintain all Permits in full force and effect, continue to operate the Business pursuant to such Permits, and take all steps necessary to meet any conditions or requirements imposed on pending applications for Permits.

                   (i) Seller shall not make any material changes in the terms and conditions of employment of any Active Employee without Buyer's consent

                   (j) Seller shall not pay, discharge or satisfy any claims, Liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), except for the payment, discharge or satisfaction of Liabilities or obligations in the ordinary course of business consistent with past practice in accordance with their terms as in effect on the date hereof, or transfer any rights of material value, other than in the ordinary course of business consistent with past practice.

                   (k) Seller shall not amend, modify, or change any existing employment agreements, equipment leases, real estate leases, customer or client agreements, vendor agreements, and/or any other agreements related to the Business, including, but not limited to, the payment terms thereunder, and Seller shall not make any changes in the furniture, fixtures, and equipment used by the TM in the operation of the Business, without the prior written consent of Buyer.

          Section 7.2 Compliance with Laws. Seller shall duly comply with all applicable Laws and Governmental Orders required to be complied with by it to perform its obligations under this Agreement and consummate the transactions contemplated hereby.

          Section 7.3 Further Assurances. After the Closing, Seller shall, at Buyer's reasonable request and without further consideration, except for reimbursement of reasonable out-of-pocket expenses incurred by Seller, execute such additional instruments of conveyance and transfer and provide to Buyer such additional documents as Buyer may require more effectively to convey and transfer the Acquired Assets to Buyer.

         Section 7.4 Covenant Not To Compete. (a) For a period of five (5) years after the Closing Date, neither Seller nor any of its Affiliates shall directly or indirectly engage, participate, invest or assist, as owner, shareholder, partner, director, officer, employee, agent or consultant, or in any other capacity, in the telemarketing business anywhere in the world. The foregoing shall not prohibit Seller or any of its Affiliates from continuing to provide customer relations management services as part of its ongoing business operations.

                   (b) For a period of two (2) years after the Closing Date, Seller shall not directly nor indirectly, through an Affiliate or otherwise, except with the prior written consent of Buyer, solicit for employment any employee or consultant of the Business who is employed by Buyer following the Closing and shall not do any act or thing to cause, bring about, or induce any interference with, disturbance to or interruption of any existing relationship of the Business with any employee, consultant customer or supplier.

                   (c) If any provision of this Section 7.4 is held to be unenforceable because of the scope, duration or area of its applicability, the court making such determination shall have the power to modify such scope, duration or area or all of them, and such provision shall then be applicable in such modified form.

                   (d) Since a violation of this Section 7.4 will result in irreparable harm to the Business and Buyer, for which money damages alone would not adequately compensate, if Seller or an Affiliate of Seller violates any of the provisions of this Section 7.4, Buyer shall be entitled to an injunction restraining the commission or continuation of any violation of this Section 7.4 by such Person, or any other appropriate decree of specific performance. Such remedies shall not be exclusive and shall be in addition to any other remedy which Buyer may have.

          Section 7.5 [INTENTIONALLY OMITTED]

          Section 7.6 Notices of Default and Litigation. Seller will give prompt notice to Buyer of: (i) any notice of, or other communication relating to, any default or alleged default by the Business subsequent to the date of this Agreement and prior to the Closing Date under any Assigned Contract, (ii) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement, and (iii) any litigation or administrative proceeding pending or, to the best knowledge of Seller, threatened against the Business.

          Section 7.7 Sales and Transfer Taxes. Buyer shall be responsible and liable for all sales and transfer taxes including the filings of all necessary tax returns, if any, that may be due as a result of or arise from the sale and transfer of the Acquired Assets to Buyer. Buyer hereby indemnifies and shall hold Seller harmless from any liability or expense in connection with any such sales or transfer taxes.

          Section 7.8 Provision of Information. From and after the Closing Date, Seller shall, and shall cause its representatives to, provide on a timely basis such financial and other reporting information relating to the Business for periods prior to the Closing as may be reasonably requested by Buyer for the purpose of preparing financial and reporting information required by applicable law. At the Closing, Seller shall deliver copies of all of the records related to the operation of the Business to Buyer for storage with Buyer. Buyer shall provide Seller's representatives access to said records upon reasonable notice in the event that a retroactive audit is necessary or for any other reasonable purpose. Seller shall provide Buyer's representatives access to the originals of said records upon reasonable notice in the event that a retroactive audit is necessary or for any other reasonable purpose.

          Section 7.9 Transfer of Monies Received by Seller after Closing. As of and from the Closing, Seller shall remit to Buyer all amounts received by Seller with respect to the Business.

                                  ARTICLE VIII

COVENANTS OF BUYER

          Section 8.1 Pre-Closing Activities. From and after the date of this Agreement until the Closing, Buyer shall not take any action that would prohibit or impair its ability to consummate the transactions contemplated by this Agreement.

          Section 8.2 Compliance with Laws. Buyer shall duly comply with all applicable laws required to be complied with by it to perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

          Section 8.3 Notices of Default and Litigation. Buyer will give prompt notice to Seller of: (i) any notice of, or other communication relating to, any default or alleged default by the Business subsequent to the date of this Agreement and prior to the Closing Date under any Assigned Contract, (ii) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement, and (iii) any litigation or administrative proceeding pending or, to the best knowledge of Buyer, threatened against the Business.

          Section 8.4 Non-Interference. Prior to the Closing Date, Buyer shall operate the Business in the ordinary course of business, consistent with past practices, and Buyer shall not take any action that would cause Seller to be in breach of, or otherwise unable to comply with, any representation, warranty or covenant of Seller set forth herein.

                                   ARTICLE IX

                        FURTHER COVENANTS OF THE PARTIES

          Section 9.1 Non-Assignable Contracts and Permits. (a) Nothing in this Agreement shall be construed as an attempt to assign to Buyer any contract, commitment, or other agreement or Permit license or authorization which is by law or its terms non-assignable or the assignment of which would constitute a violation of any statute, rule, regulation, contract, commitment or other agreement or for which a required consent has not been obtained.

                   (b) If, as of the Closing, an attempted assignment of any material contract, commitment or other agreement would be ineffective (due to the absence of a consent or otherwise) or would affect Seller's rights thereunder so that Buyer would not in fact receive all such rights, Seller shall cooperate with Buyer in a mutually acceptable arrangement, at Seller's cost, to provide for Buyer the benefit (including the economic benefit) of such contract, commitment, or other agreement (other than legal title). If and so long after the Closing as such assignment shall not have been made, Seller shall: (i) to the extent that such action shall not result in violation of such contract, commitment or other agreement transfer to Buyer all assets and rights, including all monies, received in respect of such contract and hold such contract, commitment or other agreement in trust for Buyer, and (ii) to the extent that the provisions of clause (i) above are not sufficient to transfer all of the benefits (including the economic benefit) of such contract, commitment or other agreement (other than legal title), or to the extent that any such contract, commitment or other agreement has been canceled as a result of the attempted assignment, first, enter into a subcontract arrangement with Buyer and, thereafter, to the extent such subcontract arrangement is not sufficient to confer all of the benefits (or the equivalent thereof, including the economic benefits) to Buyer, take such actions as are necessary to provide all of the benefits (or the equivalent thereof, including the economic benefits) of such contract, commitment or other agreement (other than legal title) to Buyer; provided, however, in no event shall the benefits (including the economic benefits) to be provided to Buyer hereunder extend beyond the expiration of such contract, commitment or other agreement or beyond the date that such contract, commitment or other agreement could be unilaterally canceled or not renewed by the other party to such contract, commitment or other agreement; and provided, further, in determining the benefits (including the economic benefits) to be provided to Buyer, the reasonable costs incurred by Seller (if any) in actually performing work under such contract shall be taken into account.

         Section 9.2 Preservation of Books and Records; Post-Closing Access. From and after the Closing Date, with respect to all matters, Buyer and Seller agree that they shall preserve and keep the books and records relating to the Business and/or the Acquired Assets, as the case may be, (a) for a period of five (5) years and shall make their books and records and employees available to each other, as the case may be, as may be reasonably required in connection with any legal proceedings against or governmental investigations of Seller or Buyer or government reporting obligation of the parties hereunder or for any other reasonable business purpose arising from or relating to the Business and/or the Acquired Assets, during regular business hours and upon the prior written request thereto by the other party, as the case may be. In the event any of the parties hereto wishes to destroy any such books or records at any time after two
(2) years from the Closing, such party shall first give ninety (90) days prior written notice to the other party and the other party shall have the right at its option and expense, upon prior written notice given to the removing party within said ninety (90) day period, to take possession of said records within said ninety (90) day period.

          Section 9.3 Risk of Loss. The risk of loss or damage to the Acquired Assets by fire or otherwise until the Closing is assumed by Seller.

          Section 9.4 Use of NCO Name. Following the Closing, Buyer shall have no right to use the NCO name or trademark except that, for a period of one year following the Closing, Buyer shall be permitted to use the following designation in connection with Buyer's name: "formerly NCO's Telemarketing Services Division."

          Section 9.5 Use of New York Office Space. Seller shall permit Buyer to use Seller's office space located in Cheektowaga, New York at no additional charge until December 31, 2000.

                                    ARTICLE X

                                EMPLOYEE MATTERS

          Section 10.1 Employees. Buyer may offer employment commencing as of the Closing Date to any of the Active Employees. Effective as of the Closing, such Active Employees who accept employment with Buyer shall cease to be employees of Seller.

          Section 10.2 David DuCoin - Employment Agreement. Following the Closing, David DuCoin's employment agreement with Seller, dated March 4, 1998, shall be terminated. Despite such termination, Seller shall continue paying to David DuCoin his base salary of $156,000 per annum until March 4, 2003, payable in accordance with Seller's regular payroll policy for salaried employees. In the alternative, Seller may, at Seller's option, pay the base salary owed to David DuCoin through March 4, 2003 in a lump sum payment adjusted for the net present value, which such net present value shall be mutually agreed upon by David DuCoin and Seller, such agreement not to be unreasonably withheld by either party.

                                   ARTICLE XI

                   CONDITION PRECEDENT TO BUYER'S OBLIGATIONS

          Section 11.1 Conditions Precedent to the Buyer's Obligations. The obligations of Buyer at the Closing shall be subject to the satisfaction of the following conditions precedent (each of which may be waived by Buyer at its sole discretion):

                   (a) Representations. All representations and warranties of Seller contained herein shall be true and correct on the Closing Date as if made on such date, all conditions precedent to Closing set forth herein shall have been satisfied, and all agreements of Seller contained herein shall have been complied with.

                   (b) Conveyance Documents. Buyer shall have received from Seller such bills of sale, assignments, and other good and sufficient instruments of conveyance and transfer as are necessary to transfer to Buyer good and marketable title to the Acquired Assets, free and clear of all Encumbrances, and Seller shall have taken or caused to be taken all such other steps as are necessary to give Buyer actual possession and operating control of the Acquired Assets and the Business.

                   (c) UCC, Judgment and Tax Lien Searches. Buyer shall have received from Seller (i) certified copies of Requests for Information or Copies (Form UCC-11) or equivalent reports from all appropriate offices, listing all effective financing statements which name Seller (under its present name, any trade names of Seller and any previous names) as debtor, together with copies of all such financing statements, none of which shall cover the Acquired Assets or the Business to be transferred hereunder, (h) such patent, trademark and copyright searches as deemed necessary by counsel for Buyer which set forth no Encumbrances or assignments with respect to all or any portion of the Intellectual Property, and (iii) judgment and Federal and state tax lien searches from all appropriate offices which set forth no judgments or Federal or state tax liens of record against Seller.

                   (d) Certificates, etc. from Seller. Seller shall deliver to
Buyer:

                            (i) A certificate, dated as of the Closing Date,
signed by an officer of Seller, certifying to the fulfillment of the conditions set forth in this Article XI.

                            (ii) Certified copies of the resolutions of the
Board of Directors of Seller approving this Agreement and each of the documents to be delivered by Seller pursuant hereto, and authorizing Seller to execute and deliver this Agreement and the other documents to be delivered by Seller pursuant hereto, and to perform the transactions contemplated herein or therein.

                            (iii) An incumbency certificate for the officers
signing documents on behalf of Seller pursuant to this Agreement

                            (iv) A receipt with respect to the portion of the
Purchase Price paid by Buyer at Closing.

                            (v) A certificate in form and substance reasonably
satisfactory to Buyer, duly executed and acknowledged, certifying that the Seller is not a foreign person as defined in Treasury Regulation Section 1.1445.2(b)(2)(I) and will not be subject to withholding under Section 1445 of the Code with respect to the sale of the Business and the Acquired Assets.

                   (e) No Legal Action. No Action, suit, investigation or other proceeding relating to the transactions contemplated hereby shall have been instituted or threatened before any court or by any governmental body which presents a substantial risk of the restraint or prohibition of the transactions contemplated hereby or the obtaining of material damages or other material relief in connection therewith.

                   (f) Assigned Contracts. Each of the Assigned Contracts shall be assigned to Buyer as contemplated hereunder, pursuant to an Assignment and Assumption Agreement substantially in the form of Exhibit B attached hereto (the "Assignment and Assumption Agreement").

                   (e) Consents. Buyer shall have received all necessary third party approvals and consents, including without limitation any applicable consents and approvals from any Governmental Authority and Mellon Bank, to the transactions contemplated by this Agreement and the sale of the Acquired Assets and the Business to Buyer.

                   (f) Working Capital. Buyer shall have obtained a working capital line of credit of at least $500,000.00 on terms and conditions acceptable to Buyer in its reasonable discretion, subject to Buyer demonstrating a good faith effort (at least three (3) formal applications) to obtain such a line of credit prior to being able to terminate this Agreement.

                   (g) Opinion Letter. Seller shall have delivered to Buyer an opinion of its in-house counsel, dated the Closing Date, in form and substance satisfactory to Buyer, to the effect that:

                           (i) Seller is a corporation duly organized, validly
existing and in good standing under the laws of the Commonwealth of Pennsylvania, and has full power and authority to own and operate the Acquired Assets and carry on the Business.

                           (ii) Seller has full power and authority to execute
and deliver the Seller Transaction Documents and to perform all of its obligations pursuant to the Seller Transaction Documents.

                           (iii) The execution, delivery and performance of the
Seller Transaction Documents by Seller are within Seller's corporate powers and have been duly authorized by all necessary corporate action on the part of Seller.

                           (iv) The Seller Transaction Documents have been duly
executed and delivered by Seller, and each Seller Transaction Document constitutes a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as enforceability may be limited by: (A) limitations relating to bankruptcy, insolvency, receivership, fraudulent transfer or conveyance, reorganization, moratorium, or other laws now or hereafter in effect relating to or limiting creditors' rights generally; (B) the possible invalidity, unenforceability or qualification of certain remedial, procedural and severability provisions set forth herein; (C) general principles of equity (whether such enforceability is considered in a proceeding in equity or at law); and (D) public policy considerations.

                           (v) The execution, delivery and performance of the
Seller Transaction Documents by Seller, and the consummation of the transactions contemplated hereby, do not and shall not result in (A) a violation of any provision of Seller's Articles of Incorporation or By-laws or similar organizational document, (B) to its knowledge, a default (or event which with notice or lapse of time or both would constitute as default) under, or the acceleration of any obligation under, any indenture, trust deed, loan agreement or other instrument relating to or evidencing indebtedness for monies borrowed by or credit available to Seller, or (C) a violation of any provision of any real property lease to which Seller is a party.

                           (vi) No filing with, consent by or approval of any
Governmental Authority or other third party is necessary for the consummation of the transactions contemplated by this Agreement which has not been made or obtained and is in full force and effect.

                           (vii) To the best of the knowledge of the Seller's
counsel, no license, permit, certification or authorization is required for the present use of the Acquired Assets or the operation of the Business by Buyer.

                           (viii) To the best of his knowledge, there is no
suit, claim, Action, proceeding or investigation pending or threatened against Seller, the Business, any of the Acquired Assets or the transactions contemplated by this Agreement and neither Seller nor any of the Acquired Assets is subject to any judgment, order, writ, injunction or decree of any court or any Governmental Authority.

                  (h) No Amendments to Agreements. Pending the Closing, Seller shall not amend, modify or change any existing employment agreements, equipment leases, real estate leases, customer or client agreements, vendor agreements and/or any other agreements related to the Business, including, but not limited to, the payment terms thereunder, and Seller shall not make any changes in the furniture, fixtures and equipment used in the operation of the Business, without the prior written consent of Buyer.

                  (i) No Material Adverse Change. Prior to the Closing, Seller will cause the Business to be operated in the ordinary course with no material change in business operations, staffing (regarding key personnel) or acquisition or disposition of assets outside the ordinary course of business other than with the prior consent of Buyer, which consent shall not be unreasonably withheld. There shall not have been any Material Adverse Change since the date of the Most recent Balance Sheet.

                  (j) [INTENTIONALLY OMITTED]

                  (k) ISRA Compliance. Buyer shall have received evidence satisfactory to it in its sole discretion that (i) the provisions of the New Jersey Industrial Site Recovery Act ("ISRA") are not applicable to the transactions contemplated by this Agreement or, (ii) if applicable, evidence of compliance with the provisions of ISRA in a manner satisfactory to the Buyer in its sole discretion.

                  (l) Minimum Tangible Net Worth. Buyer shall have received evidence satisfactory to it in its reasonable discretion that the Tangible Net Worth of the Business as shown on the Closing Balance Sheet and determined in accordance with GAAP is not less than Two Million Dollars ($2,000,000).

                                   ARTICLE XII

                    CONDITIONS PRECEDENT TO SELLER'S OBLIGATIONS

         Section 12.1 Conditions Precedent to Seller's Obligations. The obligations of Seller to be discharged under this Agreement on or prior to the Closing are subject to satisfaction of the following conditions at or prior to the Closing (unless expressly waived in writing by Seller, in its discretion, at or prior to the Closing).

                  (a) Compliance by Buyer. All of the terms, covenants and conditions of this Agreement to be complied with and performed by Buyer at or prior to the Closing shall have been complied with and performed in all material respects, and the representations and warranties made by Buyer in this Agreement shall be correct in all material respects at and as of the Closing, with the same force and effect as though such representations and warranties had been made at the Closing, except for changes contemplated by this Agreement

                  (b) Certificates from Buyer. Buyer shall deliver to Seller:

                           (i) A certificate, dated as of the Closing Date,
signed by an officer of Buyer, certifying to the fulfillment of the conditions set forth in this Article XII; and

                           (ii) An incumbency certificate for the officers
signing documents on behalf of Buyer pursuant to this Agreement.

                  (c) No Legal Action. No action, suit, investigation or other proceeding relating to the transactions contemplated hereby shall have been instituted or threatened before any court or by any Governmental Authority which presents a substantial risk of the restraint or prohibition of the transactions contemplated hereby or the obtaining of material damages or other material relief in connection therewith.

                  (d) Instruments of Assumption. Buyer shall have delivered to Seller an executed Assignment and Assumption Agreement substantially in the form of Exhibit B and such other instruments, certificates or documents as shall be reasonably requested by Seller for the assignment and assumption of the Assumed Liabilities.

                  (e) Purchase Price. Buyer shall have delivered the Note to Seller.

                  (f) Opinion Letter. Buyer shall have delivered to Seller an opinion of counsel, dated the

Closing Date, in form and substance satisfactory to Seller, to the effect that:

                           (i) Buyer is a corporation duly organized, validly
existing and in good standing under the laws of the State of New Jersey.

                           (ii) Buyer has fall power and authority to execute
and deliver this Agreement and to perform all its obligations pursuant to this Agreement.

                           (iii) The execution, delivery and performance of this
Agreement by Buyer are within Buyer's corporate powers and have been duly authorized by all necessary corporate action on the part of Buyer.

                           (iv) The execution, delivery and performance of this
Agreement and the other Buyer Transaction Documents by Buyer have been duly authorized and approved by all requisite corporate action and this Agreement and the other Buyer Transaction Documents have been duly executed and delivered by Buyer and each constitutes the valid and binding obligation of Buyer enforceable in accordance with its terms, except as enforceability may be limited by: (A) limitations relating to bankruptcy, insolvency, receivership, fraudulent transfer or conveyance, reorganization, moratorium, or other laws now or hereafter in effect relating to or limiting creditors' rights generally; (B) the possible invalidity, enforceability or qualification of certain remedial, procedural and severability provisions set forth herein; (C) general principles of equity (whether such enforceability is considered in a proceeding in equity or at law); and (D) public policy considerations.

                           (v) The execution, delivery and performance of this
Agreement by Buyer, and the consummation of the transactions contemplated hereby, do not and shall not result in a violation of any provision of Buyer's Certificate of Incorporation or By-laws or similar organizational document.

                                  ARTICLE XIII

                               FURTHER AGREEMENTS

         Section 13.1 Further Agreements.

                  (a) Further Assurances. Seller and Buyer each agrees that it will, upon the request of the other at any time after the date of the Closing and without further consideration, execute and deliver such other documents and instruments and take such other action as may be reasonably necessary to carry out the purpose and intent of this Agreement.

                  (b) Waiver of Bulk Sale. The Buyer and the Seller each hereby waive compliance with any applicable bulk sales Law.

                  (c) Transition. Seller agrees to take any reasonable action requested by Buyer in order to promote the smooth transition of the Business to Buyer, including without limitation the transfer to Buyer of the know-how associated therewith.

                  (d) Employees. Buyer has no obligation to employ any of Seller's employees. Buyer assumes no obligation for any employee benefit or welfare plans or other benefits Seller provides to its employees. Seller retains all liabilities or responsibilities arising from or connected with any employment agreements entered into by Seller prior to the Closing Date or any employee benefit or welfare plans or any other benefits program provided by Seller to its employees (including without limitation liability for all accrued sick, personal and vacation time through the Closing Date). Buyer agrees to inform Seller, as soon as any decision has been made by Buyer, as to those employees of Seller that Buyer will not be employing after the Closing.

                                   ARTICLE XIV

                          NON-DISCLOSURE OF INFORMATION

         Section 14.1 Non-Disclosure of Information. Seller agrees that it shall not, at any time after the date hereof, use or disclose to any other person or entity any information pertaining to the Acquired Assets or the Business or the affairs of Buyer except as required by any applicable legal authority. In addition, Seller and Buyer agree that no press release or other public disclosure with respect to the transactions contemplated by this letter (including, without limitation, financial statement disclosure) shall be made without their mutual prior written agreement (which shall not be unreasonably withheld of delayed), except as may be required by law.

                                   ARTICLE XV

           SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

         Section 15.1 (a) Survival of Representations and Warranties. The representations and warranties made by Seller including, without limitation, statements contained in any certificate or Schedule delivered by Seller to Buyer pursuant to this Agreement shall survive the Closing for a period of one year and be fully enforceable at law or in equity against Seller, its successors and assigns, by Buyer and its successors and assigns. The representations and warranties made by Buyer, including, without limitation, statements contained in any certificate delivered by Buyer to Seller pursuant to this Agreement, shall survive the Closing for a period of one year, and shall be fully enforceable at law or in equity against Buyer and its successors and assigns, by Seller and its respective successors and assigns.

                  (b) Survival of Covenants. The covenants made by Seller and/or Buyer, except as they may be fully performed and discharged prior to or contemporaneously with the Closing, shall survive the Closing, and shall be fully enforceable at law or in equity against Buyer or Seller, as the case may be, and their respective successors and assigns, until fully performed and discharged.

         Section 15.2 Indemnification of Buyer. Seller shall indemnify and hold Buyer, its Affiliates, their directors, officers, employees and agents, and their respective successors and assigns, harmless from any loss, liability, claim, damage, cost or expense (including without limitation reasonable attorneys' fees and costs of suit) (a) arising out of or related to the any Liabilities of Seller or the Business (other than the Assumed Liabilities), (b) resulting from the breach by Seller of any representation or warranty set forth in this Agreement or the documents delivered hereunder, (c) resulting from any misrepresentation or alleged misrepresentations by Seller, (d) resulting from any breach by Seller of any covenant set forth in this Agreement or the documents delivered hereunder, or (e) arising out of or related to the use or ownership of the Acquired Assets, or the operation of the Business, prior to the Closing; and

         Section 15.3 Notice to Seller. In the event that Buyer becomes aware of facts or events giving rise to obligations of Seller to indemnify Buyer or any of its Affiliates or their directors, officers, employees and agents under
Section 15.2, Buyer shall notify Seller of such fact or event in writing, setting forth specifically the obligation with respect to which the claim is made, the facts giving rise to and the alleged basis for such claim and, if known or reasonably ascertainable, the amount of the liability asserted or which may be asserted by reason thereof. Such notice shall be given within reasonable time of the discovery by Buyer or any of its Affiliates of facts which constitute the basis for a claim against Buyer or any of its Affiliates which may give rise to a right of indemnity or promptly following receipt of notice of the assertion of a claim against Buyer or any of its Affiliates which may give rise to a right of indemnity, whichever shall occur first; provided that failure to so notify Seller of any such claim shall discharge Seller of its liabilities and obligations hereunder only if and to the extent that Seller is materially prejudiced thereby. In the event of the assertion of a claim against Buyer or any of its Affiliates which may give rise to a right of indemnity, Buyer shall allow Seller to, and Seller shall, at its expense, defend against, compromise or settle such claim with counsel of Seller's selection subject, in any case, to Buyer's approval, not to be unreasonably withheld or delayed.

         Section 15.4 Indemnification of Seller. Buyer shall indemnify and hold harmless Seller, its Affiliates, their directors, officers, employees and agents, and their respective successors and assigns, from any loss, liability, claim, damage, cost or expense (including without limitation reasonable attorneys' fees and costs of suit) (a) resulting from the breach by Buyer of any representation or warranty set forth in this Agreement, (b) resulting from any misrepresentation or alleged misrepresentations by Buyer, (c) resulting from any breach by Buyer of any covenant set forth in this Agreement, or (d) arising out of or related to the use or ownership of the Acquired Assets, or the operation of the Business, following the Closing.

         Section 15.5 Notice to Buyer. In the event that Seller becomes aware of facts or events giving rise to obligations of Buyer to indemnify Seller under
Section 15.4, Seller shall notify Buyer of such fact or event in writing, setting forth specifically the obligation with respect to which the claim is made, the facts giving rise to and the alleged basis for such claim and, if known or reasonably ascertainable, the amount of the liability asserted or which may be asserted by reason thereof. Such notice shall be given within reasonable time of the discovery by Seller of facts which constitute the basis for a claim against Seller which may give rise to a right of indemnity or promptly following receipt of notice of the assertion of a claim against such Seller which may give rise to a right of indemnity, whichever shall occur first; provided that failure to so notify Buyer of any such claim shall discharge the Buyer of its liabilities and obligations hereunder only if and to the extent that Buyer is materially prejudiced thereby. In the event of the assertion of a claim against Seller which may give rise to a right of indemnity, Seller shall allow Buyer to, and Buyer shall, at its expense, defend against, compromise or settle such claim with counsel of Buyer's selection. As a condition of Buyer's obligation under
Section 15.4, Seller, at its own expense, shall provide such documents, records and other evidence in its possession, and access to such employees, as Buyer may reasonably request, shall cooperate with Buyer in defending such claim, and shall take no other action with regard to any indemnified claim or any investigation, proceeding or action relating thereto, which is in derogation of Buyer's right of control or which has not been specifically requested or approved in advance by Buyer.

         Section 15.6 Resolution of Conflicts. In the event a party disputes its obligation to indemnify the other party under this Section 15 the disputing party shall have thirty (30) days after receipt of notice under Section 15.3 or
Section 15.5, as applicable, to give written notice of such objection, and the grounds therefor, and the other party shall thereafter have thirty (30) days to respond in writing to the objection of the disputing party. If after such thirty
(30) day period there remains a dispute as to any obligation the parties shall attempt in good faith for thirty (30) days to agree upon the rights of the respective parties with respect to such indemnification obligation. If no such agreement can be reached, either party may pursue its rights and remedies.

                                  ARTICLE XVI

                                  MISCELLANEOUS

         Section 16.1 Notices. All notices and other communications hereunder shall be made by overnight courier service, telefax with confirmed receipt or by United States Certified Mail, Return Receipt Requested, to the following addresses:

          If to Buyer:

                   Creative Marketing Strategies, Inc.
                   15 E.Centre Street
                   Woodbury, New Jersey 08096
                   Attention: David DuCoin, President

           With a copy to:

                   Deborah A. Hays, Esq.
                   Archer & Greiner
                   A Professional Corporation
                   One Centennial Square
                   Haddonfield, NJ 08033

           If to Seller:

                    NCO TELESERVICES, INC.
                    515 Pennsylvania Avenue
                    Fort Washington, Pennsylvania, 19034
                    Attention: Michael J. Barrist, Chairman and CEO

          With a copy to:

                   Joshua Gindin, Esquire
                   NCO TELESERVICES, INC.
                   515 Pennsylvania Avenue
                   Fort Washington, Pennsylvania, 19034

Any notice or other communication transmitted in accordance with this Section
16.1 shall for all purposes of this Agreement be treated as given or effective, if personally delivered, upon receipt or, if sent by courier, upon the earlier of receipt or the end of the business day following the date of delivery to such courier, or, if telecopied, upon transmission and confirmation of receipt.

         Section 16.2 Miscellaneous Expenses. Each party agrees that it shall pay its own costs and expense in connection with the transactions contemplated by this Agreement, including without limitation any legal and accounting fees. However, in the event of any litigation under this Agreement, the prevailing party shall be entitled to recover all reasonable legal fees associated with such litigation and costs of suit from the non-prevailing party.

         Section 16.3 Brokers. Each party represents and warranties to the other that it has not dealt with any third party in such a manner as to cause any such party to be entitled to any brokers' or finders' commissions in connection with this transaction.

         Section 16.4 Entire Agreement; Amendments. The Schedules and Exhibits which are attached hereto are incorporated into this Agreement by reference. This Agreement and the Schedules and Exhibits hereto embody the entire agreement between the parties and any and all prior oral or written agreements, representations or warranties, contracts, understandings, correspondence, conversations, and memoranda, whether written or oral, between Buyer and Seller or between or among any agents, representatives, parents, subsidiaries, affiliates, predecessors in interest or successors in interest, with respect to the subject matter hereof, are merged herein and replaced hereby. If there is any discrepancy or inconsistency between the terms of this Agreement and any other agreement executed by or on behalf of Seller to transfer any of the Acquired Assets or assign any of the Assumed Liabilities, the terms of this Agreement shall supersede and replace the terms of any such other agreement with respect to any such discrepancy or inconsistency. Buyer and Seller may only amend, modify or supplement this Agreement in such manner as may be agreed upon by both of them in writing signed by an authorized officer of each such party.

         Section 16.5 Waivers. Buyer and Seller may only extend the time for, or waive the performance of, any of the obligations of the other or waive compliance by the other with any of the covenants or conditions contained in this Agreement in writing signed by an authorized officer of each such party.

         Section 16.6 Governing Law; Venue. The provisions of this Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without regard to any applicable conflict of laws provision.

         Section 16.7 Invalidity. The invalidity or partial invalidity of any provision of this Agreement shall affect only such provision or part thereof and the balance of this Agreement shall remain in effect.

         Section 16.8 Headings; Definitions. The Section and other headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement. Wherever in this Agreement words indicating the plural number appear, such words shall be considered as words indicating the singular number and vice versa where the context indicates the propriety of such use.

         Section 16.9 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and part of one and the same Agreement. Telefaxed signatures shall be deemed originals.

         Section 16.10 Assignment; Third-Party Rights. This Agreement shall inure to the benefit of the parties hereto and their respective permitted successors and assigns. This Agreement and the rights of Seller hereunder shall not be assignable by Seller without the prior written consent of Buyer, which consent shall not be unreasonable withheld. This Agreement and the rights of Buyer hereunder may be assigned by Buyer without the consent of Seller so long as Buyer guarantees the assignee's performance of all obligations of Buyer hereunder. Any attempted assignment of this Agreement in breach of this provision shall be void and of no effect. In the event that any assignment is validly made, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Nothing in this Agreement, express or implied, shall be deemed to confer upon any other person, including without limitation employees of the Business, any rights or remedies under, or by reason of, this Agreement.

         Section 16.11 Survival. Notwithstanding any presumption to the contrary, all representations, warranties, covenants and agreements contained in this Agreement shall survive the Closing.

         IN WITNESS WHEREOF, the parties hereto have set forth their hands and seals as of the day and year first above written.


                                   CREATIVE MARKETING STRATEGIES, INC.


                                   By: /s/ David DuCoin
                                       ----------------------------
                                       Name: David DuCoin
                                       Title: President


                                   NCO TELESERVICES, INC.


                                   By: /s/ Michael J. Barrist
                                       ----------------------------
                                       Name: Michael J. Barrist
                                       Title: Chairman & CEO

                                 SCHEDULE 2.1(a)

                        List of Equipment to be Acquired


All equipment owned by the Seller and /or used in the Business and located at the following premises:

15 East Centre Street, Woodbury, New Jersey 08096

19 - 21 East Centre Street, Woodbury, New Jersey 08096

11 East Centre Street Woodbury, New Jersey 08096

2000 Crawford Place, Suite 200, Mt. Laurel, New Jersey 08054



The equipment listed below which is located at the Cheektowaga, New York office of the Business:

 106      Workstations and Chairs
 2        Compass Dialers
 2        Compass Campaign Manager Computers
 70       Computers on the Compass System
 6        Office Desks and Chairs
 6        Office Computers
 All      Training Room Tables and Chairs

                                 SCHEDULE 2.1(d)

              List of Customer Agreements, Contracts and Purchase
                       Orders (the "Assigned Contracts")

Allstate Motor Club
MBNA Bank
Brand Direct Marketing
International Collectors Society
Teleservices Management Associates (ABA)
4 Hour Sell
Nextel
Wells Fargo
Impact Target Marketing
First Premier Bank
Discover Card
Quick Pages
RT Burns
Winning Connections
Mass Marketing Insurance Group, Inc.
MemberWorks, Inc.
Optima Direct, Inc.
Capad Communications
Capital Direct
Dynamics Marketing
Strategic Media Research
Telestrategies, LTD
4 Hour Wireless
Paradigm Direct
Safirty Distributions
Xerox Business Services

                                 SCHEDULE 3.1(a)
                           List of Real Estate Leases

15 East Centre Street, Woodbury, New Jersey 08096

19 - 21 East Centre Street, Woodbury, New Jersey 08096

11 East Centre Street, Woodbury, New Jersey 08096

2000 Crawford Place, Suite 200, Mt. Laurel, New Jersey 08054

                                 SCHEDULE 6.1(d)
                       Balance Sheet and Income Statement



See attached.

                                 SCHEDULE 6.1(k)
              Permits, Licenses, Certifications and Authorizations



None.

                                 SCHEDULE 6.1(m)
                                   Tax Matters


None

SCHEDULE 6.1(q)


                          List of Intellectual Property


Impact S3 Predictive Dialing Software

Impact S3 Scripting and Operating System Software